Exhibit 8.2

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601 RRE Commercial Center Majuro, MH 96960 – Marshall Islands	RMI Tel.: +692-625-3602 Honolulu Tel.: 808-352-0749 Email: dreeder.rmi@gmail.com

March 19, 2021

Atlas Corp.

23 Berkeley Square

London W1J 6HE

United Kingdom

Re:	Atlas Corp.

Ladies and Gentlemen:

We have acted as Republic of the Marshall Islands (the “RMI”), counsel to Atlas Corp., a corporation formed under the laws of the RMI (the “Corporation”), in connection with the preparation of the Registration Statement on Form F-3, including the prospectus contained therein (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of the offer and resale by the selling security-holders named therein of an aggregate of 7,395,225 common shares, par value US$0.01 per share, of the Corporation .

In connection therewith, we have prepared the discussion included in the Registration Statement under the caption “Material Non-United States Tax Considerations – Material Republic of the Marshall Islands Tax Considerations” (the “Discussion”), and we hereby confirm that the Discussion sets forth our opinion with respect to the matters set forth therein as of the date of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us and this opinion in the Registration Statement. This consent does not constitute an admission that we are an “expert” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/Dennis J. Reeder

Dennis J. Reeder

Reeder & Simpson, P.C.